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                                                                       EXHIBIT 8


June 8, 2000


Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021

Re:  Registration Statement on Form S-4
     File No. 333-37362
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Ladies and Gentlemen:

We are counsel to Level 3 Communications, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-37362) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to aggregate $800,000,000 principal amount of 11% Senior Notes due 2008, $250,000,000 aggregate principal amount of 11-1/4% Senior Notes due 2010 and $675,000,000 aggregate principal amount at maturity of 12-7/8% Senior Discount Notes due 2010 (collectively, the "New Notes") offered in exchange for up to $800,000,000 aggregate principal amount of 11% Senior Notes due 2008, $250,000,000 aggregate principal amount of 11-1/4% Senior Notes due 2010 and $675,000,000 aggregate principal amount at maturity of 12-7/8% Senior Discount Notes due 2010 originally issued and sold in reliance upon an exemption from registration under the Securities Act (collectively, the "Original Notes"). In that connection, we have prepared the section entitled "Certain United States Federal Income Tax Considerations" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Original Notes for New Notes by holders will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.
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Level 3 Communications
June 8, 2000
Page 2

We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Very truly yours,

/s/ Willkie Farr & Gallagher